                                                                    EXHIBIT 99.1

              CLEAR CHANNEL DECLARES CASH DIVIDEND ON COMMON STOCK



San Antonio, Texas - July 23, 2003 - Clear Channel Communications, Inc. (NYSE:
CCU) announced today that its Board of Directors has declared a quarterly cash dividend of $0.10 per share on its Common stock. The dividend is payable on October 15, 2003 to shareholders of record at the close of business on September 30, 2003.

Lowry Mays, Chairman and Chief Executive Officer said, "Declaring a dividend demonstrates the board's confidence in the company's long-term growth opportunities and financial strength. The company's balance sheet has been strengthened considerably through the repayment of more than $3.0 billion in debt since the beginning of 2001. We believe that it is appropriate, given the significant amount of free cash flow that the company generates, that we return a portion of those profits to our shareholders, particularly in light of recently improved federal tax laws on dividends. The board is committed to maintaining our bias for improving the leverage ratios of the company, while continuing to balance that with strategic acquisitions and long-term capital requirements."


ABOUT CLEAR CHANNEL COMMUNICATIONS, INC.
Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations, outdoor displays, and entertainment venues in 65 countries around the world.


Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Visit our website at www.clearchannel.com.